Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Kappes Giles (972) 855-3729

Record Nonutility Performance Drives Atmos Energy’s

Fiscal 2006 Results; Company Initiates Fiscal 2007 Guidance

DALLAS (November 7, 2006)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal year and fourth quarter ended September 30, 2006.

•	Fiscal year 2006 net income was $147.7 million, or $1.82 per diluted share, compared to net income of $135.8 million, or $1.72 per diluted share the prior year. Fiscal 2006 results were in line with First Call’s mean estimate of $1.82 per diluted share.

•	Excluding the impact of a nonrecurring, noncash after-tax charge of $14.6 million, or $0.18 per diluted share, associated with the impairment of irrigation properties in the West Texas Utility Division, fiscal 2006 net income was $162.3 million, or $2.00 per diluted share.

•	Nonutility businesses contributed $94.7 million of net income, or $1.17 per diluted share, in fiscal 2006. Natural gas marketing gross profit for fiscal 2006 included unrealized mark-to-market gains of $17.2 million, compared with unrealized losses of $26.0 million for the prior year. Unrealized gains and losses are temporary and should reverse in future periods.

•	Utility operations contributed $53.0 million of net income, or $0.65 per diluted share, in fiscal 2006. Utility gross profit, which was budgeted to reflect 30-year normal weather, was adversely affected by approximately $49.2 million primarily from weather that was 13 percent warmer than normal and an $8.0 million reduction due to the impact of Hurricane Katrina.

•	Atmos Energy expects fiscal 2007 earnings to be in the range of $1.90 to $2.00 per diluted share.

For the three months ended September 30, 2006, net income was $6.1 million, or $0.07 per diluted share, compared with a net loss of $16.8 million, or $0.21 per diluted share for the same period last year. Atmos Energy historically reports a loss in the fourth quarter of its fiscal year because utility customers’ natural gas usage is lowest in the summer months. Results for the fiscal 2006 fourth quarter include the negative impact of a nonrecurring after-tax charge of $14.6 million, or $0.18 per diluted share associated with the irrigation properties impairment mentioned above. The nonutility businesses contributed $37.1 million of net income, or $0.45 per diluted share for the current quarter. Natural gas marketing gross profit for the three months ended September 30, 2006, includes $55.6 million of unrealized mark-to-market gains.

“Our complementary business strategy has paid off nicely again this year,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “While weather had a negative impact on our utility operations, the unprecedented contribution from our nonutility marketing business allowed us to deliver on our 2006 earnings goal.”

“In another positive development, significant rate design changes in our two largest utility divisions should insulate over 90 percent of our utility margins from warm weather going forward, providing a stable platform to deliver core earnings growth at the utility. With our opportunities for growth in both the utility and nonutility businesses, we believe Atmos Energy is well positioned to continue the pattern of earnings growth in the 4 percent to 6 percent range,” Best said.

Results for the Year Ended September 30, 2006

Consolidated gross profit for the fiscal year ended September 30, 2006, was approximately $1.2 billion, compared with $1.1 billion in the prior year. The $98.9 million increase reflects increases across all of the company’s business segments.

Utility gross profit increased $17.7 million to $925.1 million for fiscal 2006, compared with $907.4 million in the prior year, before intersegment eliminations. Consolidated utility throughput decreased from 411.1 billion cubic feet (Bcf) in fiscal 2005 to 394.0 Bcf in fiscal 2006. The increase in utility gross profit primarily reflects higher franchise fees and state gross receipts taxes year over year, which are paid by utility customers and have no permanent effect on net income. Additionally, gross profit increased by approximately $13.8 million due to rate adjustments resulting from the company’s 2004 and 2005 filings under the Texas Gas Reliability Infrastructure Program (GRIP). Finally, utility gross profit reflects the recognition of $6.2 million that had been previously deferred in Louisiana related to a 2004 rate filing. These increases were partially offset by weather, as adjusted for jurisdictions with weather-normalized rates, that was 2 percent warmer than the prior year, which resulted in a $22.9 million decrease in utility gross profit and related throughput, primarily in the Mid-Tex Division where weather was 11 percent warmer than the prior year. Additionally, utility gross profit decreased approximately $2.9 million year-over-year due to the negative impact of Hurricane Katrina.

Natural gas marketing gross profit increased $68.6 million to $130.6 million for fiscal 2006, compared with $62.0 million last year, before intersegment eliminations. This increase reflects Atmos Energy Marketing’s ability to capture higher margins in a volatile natural gas market in its marketing operations, coupled with a favorable movement in unrealized margin. For fiscal 2006, the storage and marketing margin of $130.6 million included a favorable $17.2 million mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from September 30, 2005. For fiscal 2005, the storage and marketing margin of $62.0 million included a negative $26.0 million mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from September 30, 2004. As of September 30, 2006, the physical storage position was 14.5 Bcf with equal and offsetting financial hedges, compared to a physical storage position of 6.9 Bcf at

September 30, 2005. Consolidated natural gas marketing sales volumes were 284.0 Bcf during fiscal 2006, compared with 238.1 Bcf for fiscal 2005.

Pipeline and storage gross profit was $159.7 million for fiscal 2006, compared with $146.5 million for fiscal 2005. Consolidated pipeline and storage throughput increased to 410.5 Bcf in fiscal 2006 from 375.6 Bcf in fiscal 2005. The $13.2 million increase in gross profit was primarily attributable to higher transportation and related services margins coupled with increased throughput on the Atmos Pipeline-Texas system and Atmos Pipeline & Storage, LLC’s ability to capture more favorable arbitrage spreads in its asset management contracts. These increases were partially offset by the absence of inventory sales of $3.0 million realized in the prior year.

Consolidated operation and maintenance expense for fiscal 2006 was $433.4 million, compared with $416.3 million for fiscal 2005. Excluding the provision for doubtful accounts, operation and maintenance expense for the fiscal year ended September 30, 2006, increased $15.6 million compared with the prior year. The increase was primarily attributable to a net increase in administrative costs year-over-year and higher line locate and facilities costs. However, these increases were partially offset by the absence of $2.1 million of merger and integration expenses that were fully amortized in the fiscal 2005 first quarter. The provision for doubtful accounts increased $1.5 million to $21.8 million for fiscal 2006, compared with $20.3 million in the prior year. The increase was mainly attributable to increases in the utility segment provision for doubtful accounts due to increased collection risk associated with higher customer bills as a result of higher natural gas prices. In the utility segment, the average cost of natural gas for fiscal 2006 was $10.02 per Mcf, compared with $7.41 per Mcf for fiscal 2005.

Taxes, other than income taxes, for fiscal 2006 were $192.0 million, compared with $174.7 million for the prior year. The $17.3 million increase was primarily related to franchise fees and state gross receipts taxes, both of which are calculated as a percentage of revenue and are paid by utility customers as a component of their monthly bills. Although these amounts are included as a component of revenue in accordance with the company’s tariffs, timing differences between when these amounts are billed to customers and when the company recognizes the associated expense may favorably or unfavorably affect net income on a temporary basis. However, there is no permanent effect on net income.

Operating expense includes a $22.9 million noncash charge to recognize the impairment of the West Texas Division irrigation properties, as it was determined that this net investment could not be recovered through future cash flows from these operations. However, these assets will continue to be operated due to the company’s obligation to provide natural gas service to certain customers still served by these properties.

Miscellaneous income for fiscal 2006 was $0.9 million, compared with $2.0 million for fiscal 2005. The $1.1 million decrease primarily reflects a $3.3 million noncash charge which was recorded during fiscal 2006 associated with an adverse regulatory ruling in Tennessee related to the calculation of a performance-based rate mechanism associated with gas purchases.

Interest charges for fiscal 2006 were $146.6 million, compared with $132.7 million for fiscal 2005. The $13.9 million increase was primarily due to higher average outstanding short-term debt balances used to fund natural gas purchases at significantly higher prices, coupled with an increase in the three-month LIBOR rate. These increases were partially offset by $4.8 million in interest savings arising from the early payoff of $72.5 million of the company’s First Mortgage Bonds in June 2005.

For fiscal 2006, cash flow generated from operating activities provided cash of $311.4 million, compared with $386.9 million for the fiscal year ended September 30, 2005. Period over period, operating cash flow was adversely impacted by significantly higher natural gas prices which resulted in higher cash payments for natural gas purchases during fiscal 2006, partially offset by increased customer account collections and reduced cash margin deposit requirements to collateralize certain risk management positions.

Capital expenditures increased to $425.3 million for fiscal 2006 from $333.2 million for fiscal 2005. The $92.1 million increase in capital expenditures primarily reflects increased spending associated with the company’s North Side Loop project in the Dallas/Fort Worth Metroplex and other pipeline expansion projects in the Atmos Pipeline–Texas Division, all of which were completed during the fiscal 2006 third quarter. Increased capital spending in the Mid-Tex Division also contributed to the increase in capital expenditures.

Results for the 2006 Fourth Quarter Ended September 30, 2006

Consolidated gross profit for the three months ended September 30, 2006, was $260.1 million, compared with $198.4 million for the three months ended September 30, 2005.

Utility gross profit increased $7.5 million to $159.3 million for the three months ended September 30, 2006, compared with $151.8 million in the same period last year, before intersegment eliminations. Consolidated utility throughput increased by 3.6 Bcf to 63.0 Bcf for the three months ended September 30, 2006, compared with 59.4 Bcf for the prior year quarter. The increase in utility gross profit primarily reflects increased margins arising from rate adjustments received under GRIP and the Louisiana Division’s 2005 RSC filed in August 2006. Louisiana Division gross profit also increased $1.9 million compared with the prior-year quarter due to the partial restoration of service in the areas affected by Hurricane Katrina.

Natural gas marketing gross profit was $61.2 million for the three months ended September 30, 2006, compared with $13.6 million in the same quarter last year, before intersegment eliminations. The $47.6 million increase primarily reflects a favorable unrealized margin variance compared with the prior-year quarter, partially offset by a $23.7 million decrease in realized margins attributable to less volatile market conditions in the quarter compared with the prior-year quarter. For the fiscal 2006 fourth quarter, the storage and marketing margin of $61.2 million included a positive $55.6 million mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from June 30, 2006. For the fourth quarter of fiscal 2005, the storage and marketing margin of $13.6 million included a negative $15.7 million mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from June 30, 2005. Consolidated natural gas marketing sales volumes were 76.5 Bcf for the three months ended September 30, 2006, compared with 58.4 Bcf in the prior-year quarter.

Pipeline and storage gross profit was $39.3 million for the three months ended September 30, 2006, compared with $32.7 million for the three months ended September 30, 2005. The $6.6 million increase was primarily due to increased throughput and increased margins from GRIP, partially offset by the impact of narrowing pricing differentials between the various natural gas hubs and Atmos Pipeline & Storage, LLC’s realization of less favorable arbitrage spreads in its asset management contracts. Consolidated pipeline and storage throughput increased to 132.8 Bcf in the quarter compared with 121.1 Bcf in the prior-year quarter.

Consolidated operation and maintenance expense for the three months ended September 30, 2006, decreased $2.5 million to $108.1 million from $110.6 million for the three months ended September 30, 2005. Excluding the provision for doubtful accounts, operation and maintenance expense for the three months ended September 30, 2006, was flat compared to the prior-year quarter as net increases in employee compensation and benefits costs were offset by lower insurance and other expenses. The provision for doubtful accounts decreased $2.5 million during the three months ended September 30, 2006, compared with the prior year quarter, due to reduced collection risk associated with lower natural gas prices in the current-year quarter compared with the prior-year quarter. In the utility segment, the average cost of natural gas for the three months ended September 30, 2006, was $7.29 per Mcf, compared with $9.05 per Mcf for the three months ended September 30, 2005.

Operating expense was also adversely impacted by the $22.9 million charge associated with the impairment of the West Texas Division’s irrigation properties discussed above.

Interest charges for the three months ended September 30, 2006, were $39.0 million, compared with $33.4 million for the three months ended September 30, 2005. The $5.6 million increase was primarily due to higher average outstanding short-term debt balances used to fund working capital needs, coupled with an increase in the three-month LIBOR rate. These increases were partially offset by $1.2 million in interest savings arising from the early payoff of $72.5 million of the company’s First Mortgage Bonds in June 2005.

Outlook

Atmos Energy said its leadership remains focused on enhancing shareholder value by delivering consistent earnings growth and providing a sound and attractive dividend. Atmos Energy expects fiscal 2007 earnings to be in the range of $1.90 to $2.00 per diluted share, consistent with its goal of growing earnings at 4 percent to 6 percent each year. Capital expenditures for fiscal 2007 are expected to be in the range of $425 million to $440 million.

Conference Call to be Webcast November 8, 2006

Atmos Energy Corporation will host a conference call with financial analysts to discuss the financial results for the fiscal year ended September 30, 2006, on Wednesday, November 8, 2006, at 7 a.m. CST. The telephone number is 800-257-1836. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A slide presentation also will be available on the company’s Web site, and a playback of the call will be available on the Web site later that day. Atmos Energy officers who will participate in the conference call include: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Kim Cocklin, senior vice president, utility operations; Mark Johnson, senior vice president, nonutility operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development, and treasurer; and Susan Giles, vice president, investor relations.

Highlights and Recent Developments

Mid-Tex Division Rate Case Update

In May 2006, the Mid-Tex Division filed its case with the Railroad Commission of Texas (RRC) seeking incremental annual revenues of $60 million and several rate design changes including WNA, Revenue Stabilization and recovery of the gas cost component of bad debt. The filing was in response to actions taken by approximately 80 cities in the Mid-Tex Division, including the City of Dallas, which requires the Mid-Tex Division to demonstrate that existing distribution rates are just and reasonable.

In July 2006, the Mid-Tex Division and the RRC agreed to implement WNA on both an interim and permanent basis, effective October 1, 2006. The agreement provided that the interim WNA will use 30 years of weather history, while the parties will be allowed to contest the appropriate period of weather data to use in calculating normal weather for the permanent WNA. The permanent WNA will also be modified or adjusted to conform to the rate design that the RRC ultimately approves in the case.

Hearings in the case commenced on October 31, 2006, and are currently expected to continue through November 15, 2006. A final decision in the case is expected from the RRC by April 2007. Any rate increase granted by the RRC would be effective prospectively from the date of the final order; however, any rate decrease would be effective from May 31, 2006.

Natural Gas Gathering Project Receives FERC Exemption

In October 2006, the Company announced that its Straight Creek Gathering, L.P. unit will perform a gathering function and that the facilities it plans to build in eastern Kentucky will be exempt from FERC jurisdiction.

Announced in May 2006, the Straight Creek Gas Gathering System will consist of a 60-mile, 20-inch diameter gathering backbone pipeline which should help relieve severe gas gathering and transportation constraints that historically have burdened natural gas producers in the area and should improve delivery reliability to natural gas customers. Construction is expected to begin in the first half of fiscal 2007, as soon as all required regulatory approvals are received, with operations expected to begin early in fiscal 2008. The total cost of the project is expected to be between $75 million and $80 million.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s filings with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005, and the company’s Quarterly Report on Form 10-Q for the three and nine months ended June 30, 2006. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural gas-only distributor, serving about 3.2 million gas utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 22 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Year Ended September 30		Percentage Change
(000s except per share)	2006	2005
Operating revenues:
Utility segment	$3,650,591	$3,103,140
Natural gas marketing segment	3,156,524	2,106,278
Pipeline and storage segment	160,567	153,289
Other nonutility segment	5,898	5,302
Intersegment eliminations	(821,217)	(406,136)

	6,152,363	4,961,873
Purchased gas cost:
Utility segment	2,725,534	2,195,774
Natural gas marketing segment	3,025,897	2,044,305
Pipeline and storage segment	838	6,811
Other nonutility segment	—	—
Intersegment eliminations	(816,476)	(402,654)

	4,935,793	3,844,236

Gross profit	1,216,570	1,117,637	9%
Operation and maintenance expense	433,418	416,281	4%
Depreciation and amortization	185,596	178,005	4%
Taxes, other than income	191,993	174,696	10%
Impairment of long-lived assets	22,947	—	100%

Total operating expenses	833,954	768,982	8%

Operating income	382,616	348,655	10%

Miscellaneous income	881	2,021	(56)%
Interest charges	146,607	132,658	11%

Income before income taxes	236,890	218,018	9%
Income tax expense	89,153	82,233	8%

Net income	$147,737	$135,785	9%

Basic net income per share	$1.83	$1.73
Diluted net income per share	$1.82	$1.72

Cash dividends per share	$1.26	$1.24

Weighted average shares outstanding:
Basic	80,731	78,508
Diluted	81,390	79,012

	Year Ended September 30		Percentage Change
Summary Net Income by Segment (000s)	2006	2005
Utility	$53,002	$81,117	(35)%
Natural gas marketing	58,566	23,404	150%
Pipeline and storage	35,624	30,599	16%
Other nonutility	545	665	(18)%

Consolidated net income	$147,737	$135,785	9%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income	Three Months Ended September 30		Percentage Change
(000s except per share)	2006	2005
Operating revenues:
Utility segment	$395,917	$452,347
Natural gas marketing segment	673,603	632,751
Pipeline and storage segment	39,510	30,604
Other nonutility segment	1,398	1,244
Intersegment eliminations	(138,974)	(115,659)

	971,454	1,001,287
Purchased gas cost:
Utility segment	236,628	300,593
Natural gas marketing segment	612,386	619,177
Pipeline and storage segment	248	(2,084)
Other nonutility segment	—	—
Intersegment eliminations	(137,885)	(114,765)

	711,377	802,921

Gross profit	260,077	198,366	31%

Operation and maintenance expense	108,123	110,641	(2)%
Depreciation and amortization	48,422	45,234	7%
Taxes, other than income	33,302	34,159	(3)%
Impairment of long-lived assets	22,947	—	100%

Total operating expenses	212,794	190,034	12%

Operating income	47,283	8,332	467%

Miscellaneous income (expense)	1,909	(846)	326%
Interest charges	38,982	33,354	17%

Income (loss) before income taxes	10,210	(25,868)	139%
Income tax expense (benefit)	4,151	(9,066)	146%

Net income (loss)	$6,059	$(16,802)	136%

Basic net income (loss) per share	$0.07	$(0.21)
Diluted net income (loss) per share	$0.07	$(0.21)

Cash dividends per share	$.315	$.310

Weighted average shares outstanding:
Basic	81,073	80,030
Diluted	81,762	80,030

	Three Months Ended September 30		Percentage Change
Summary Net Income (Loss) by Segment (000s)	2006	2005
Utility	$(31,068)	$(22,889)	36%
Natural gas marketing	30,351	3,991	660%
Pipeline and storage	6,538	2,035	221%
Other nonutility	238	61	290%

Consolidated net income (loss)	$6,059	$(16,802)	136%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	September 30, 2006	September 30, 2005
(000s)
Net property, plant and equipment	$3,629,156	$3,374,367

Cash and cash equivalents	75,815	40,116
Cash held on deposit in margin account	35,647	80,956
Accounts receivable, net	374,629	454,313
Gas stored underground	461,502	450,807
Other current assets	163,742	238,238

Total current assets	1,111,335	1,264,430

Goodwill and intangible assets	738,521	737,787
Deferred charges and other assets	234,325	276,943

	$5,713,337	$5,653,527

Shareholders’ equity	$1,648,098	$1,602,422
Long-term debt	2,180,362	2,183,104

Total capitalization	3,828,460	3,785,526

Accounts payable and accrued liabilities	345,108	461,314
Other current liabilities	388,451	503,368
Short-term debt	382,416	144,809
Current maturities of long-term debt	3,186	3,264

Total current liabilities	1,119,161	1,112,755

Deferred income taxes	299,962	292,207
Deferred credits and other liabilities	465,754	463,039

	$5,713,337	$5,653,527

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Year Ended September 30
(000s)	2006	2005
Cash flows from operating activities

Net income	$147,737	$135,785
Impairment of long-lived assets	22,947	—
Depreciation and amortization	185,967	178,796
Deferred income taxes	86,128	12,669
Changes in assets and liabilities	(149,860)	48,172
Other	18,530	11,522

Net cash provided by operating activities	311,449	386,944

Cash flows from investing activities

Capital expenditures	(425,324)	(333,183)
Acquisitions	—	(1,916,696)
Other, net	(5,767)	(2,131)

Net cash used in investing activities	(431,091)	(2,252,010)

Cash flows from financing activities

Net increase in short-term debt	237,607	144,809
Net proceeds from issuance of long-term debt	—	1,385,847
Repayment of long-term debt	(3,264)	(103,425)
Settlement of Treasury lock agreements	—	(43,770)
Cash dividends paid	(102,275)	(98,978)
Net proceeds from equity offering	—	381,584
Issuance of common stock	23,273	37,183

Net cash provided by financing activities	155,341	1,703,250

Net increase (decrease) in cash and cash equivalents	35,699	(161,816)
Cash and cash equivalents at beginning of period	40,116	201,932

Cash and cash equivalents at end of period	$75,815	$40,116

	Three Months Ended September 30		Year Ended September 30
Statistics	2006	2005	2006	2005
Heating degree days *	19	8	2,527	2,587
Percent of normal *	120%	47%	87%	89%
Consolidated utility gas throughput (MMcf as metered)	63,049	59,422	393,995	411,134
Consolidated natural gas marketing sales volumes (MMcf)	76,544	58,418	283,962	238,097
Consolidated pipeline transportation volumes (MMcf)	132,784	121,076	410,505	375,604
Natural gas meters in service	3,181,199	3,157,840	3,181,199	3,157,840
Utility average cost of gas	$7.29	$9.05	$10.02	$7.41
* Adjusted for weather-normalized operations.

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